Exhibit 2.2(b)

AMENDMENT NO.  2 TO
AMENDED AND RESTATED
ASSET PURCHASE
AGREEMENT

This Amendment No. 2 to Amended and Restated Asset Purchase Agreement (“Amendment No. 2”) is made on January 25, 2016 and entered into effective as of March 31, 2015 (the “Effective Date”) by and among CashCall, Inc., a California corporation having an address at 1 City Blvd West, Suite 1900, Orange, CA 92868(“Seller”), Impac Mortgage Holdings, Inc., a Maryland corporation (“Buyer”), and Impac Mortgage Corp., a California corporation having an address at 19500 Jamboree Road, Irvine, CA 92612 (the “Operating Company”): each of above entities are sometimes referred to as a “Party” and are collectively referred to as the “Parties”.  Terms not defined herein shall have the same meaning as set forth in the Amended and Restated Agreement, as that term is defined below.

RECITALS

A.                                    WHEREAS, on January 6, 2015, Seller and Buyer entered into that certain Asset Purchase Agreement dated January 6, 2015 (the “Original Agreement”):

B.                                    WHEREAS, on May 11, 2015, the Parties executed an Amended and Restated Asset Purchase Agreement which amended and restated the Original Agreement (the “Amended and Restated Agreement”):

C.                                    WHEREAS, on or about November 15, 2015 the Parties executed an Amendment No. 1 To Amended and Restated Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      The terms of Amendment No. 1 To Amended and Restated Agreement shall be rescinded in full.

2.                                      Section 2.08(f)(iii) shall be stricken in its entirety.

3.                                      Section 2.08(f) (i) of the Amended and Restated Agreement shall be amended to read in full as follows:

“Between the Closing and the last day of the Earn-Out Period Buyer shall have complete oversight and control of the day-to-day operational authority with respect to the operations of the Business (as owned by Buyer) and the Operating Division.

Notwithstanding the foregoing sentence, Seller may make suggestions with respect to the Operating Division between the Closing and the last day of the Earn-Out Period.  Buyer shall keep Seller informed in all material respects with respect to the operations of the Operating Division.  Buyer and Seller agree and acknowledge that Seller shall have the right to monitor any and all financial and operating information with respect to the Operating Division for purposes of financial reporting and compliance with applicable Laws and Applicable Requirements.  After the termination of the Earn-Out Period, Seller shall have no further right to such information.

4.                                      Section 6.11(e) of the Amended and Restated Asset Purchase Agreement shall be amended by adding the following phrase at the beginning; “Subject to any and all laws, regulations and requirements,”.

5.                                      Section 7.02(i) of the Amended and Restated Asset Purchase Agreement shall be amended by striking the language in its entirety and replacing it with the following language:

“any negligence or willful misconduct by Seller (i) in operating the Business from and after the Effective Date and prior to the Closing Date and (ii) in performing the Support Services.  For the avoidance of doubt, Seller shall not be obligated to indemnify the Buyer Indemnified Parties for any Losses attributable to (A) any acts or omissions of employees of (i) the Pre-Closing Operations, during the period from and after the Effective Date and prior to the Closing Date, and (ii) the Operating Division, at any time, in each case in the ordinary course of business unless such Losses are otherwise directly attributable to the negligence or willful misconduct of Seller, or (B) any matter that either (x) has been approved by Buyer or (y) is conducted with Buyer’s knowledge and acceptance.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as the day and year first above written.

SELLER:	CASHCALL, INC.

	By:	/s/ J. Paul Reddam
	Name:	J. Paul Reddam
	Title:	CashCall Inc.

BUYER:	IMPAC MORTGAGE HOLDINGS, INC.

	By:	/s/ R. Morrison
	Name:	R. Morrison
	Title:	EVP GC

OPERATING COMPANY:	IMPAC MORTGAGE CORP.

	By:	/s/ Joe Tomkinson
	Name:	Joe Tomkinon
	Title:	CEO